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                                 EXHIBIT 10.1
                              [TSS+P LETTERHEAD]




F.A.O. Mr. T. Broughton
Global CyberSports.com
5th Floor
Royal London House
Christchurch Road
Bournemouth
Dorset
BH1 3LT

4 March 2000



Dear Tony,

These are the terms that we are prepared to offer GlobalCyberSports.com:

GCSC will receive a 30% discount on the prevailing UK wholesale price of all adult ranges of Formula 1 merchandise currently produced under license by TSS+P Ltd.

GCSC are granted non-exclusive rights to sell the above stated merchandise via the World Wide Web on a Global basis.

All retail prices for the sale of goods via the WWW or otherwise must be approved by TSS+P prior to any sale.

All commerce websites, promotional material or press releases whether on-line, electronic or otherwise featuring the Ferrari name, logos or trademarks must be approved in advance by TSS+P.

Internet orders fulfilled by TSS+P or their nominated agents will be handled on a direct consumer basis only. All monies will be collected by automated credit card authorization only. Monies received via the internet will be paid to GCSC on a monthly basis less the agreed discount purchase price, distribution and delivery costs and all credit card commissions, once cleared funds are received from the assuring bank.

TSS+P is the largest manufacturer of clothing and promotional material for the Formula 1 market and hold the world wide license's for Ferrari, Michael Schumacher and Benetton.

Our annual turnover for F1 goods is (Pound Sterling) 20,000,000.

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This agreement is valid until December 22nd 2000.

Any breach of the above terms will result in the immediate termination of this agreement and a withdrawal of all fulfillment services.

I trust the above meets with your approval but should you have any further queries, please do not hesitate to contact me.

Your sincerely,



T.M. Chandler
Chief Executive